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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                                 CONTACT:
APRIL 4, 2002                                         Donald A. Weidig
                                                      Chief Financial Officer
                                                      (614) 258-9501


WATERLINK ANNOUNCES LETTER OF INTENT TO SELL ITS PURE WATER DIVISION

         Columbus, Ohio--April 4, 2002--Waterlink, Inc. (OTCBB: WLKN) today announced that it has entered into a non-binding letter of intent with a large, multi-national company to sell its Pure Water Division. The transaction is subject to satisfactory completion of due diligence, negotiating a definitive agreement, and obtaining certain required consents, and is anticipated to close within the next 60 days. Because the transaction is subject to detailed due diligence and the negotiation of a definitive agreement, terms of the proposed transaction were not disclosed. All of the net proceeds from the sale will be used to reduce senior debt. Waterlink is being advised on the sale by TechKNOWLEDGEy Strategic Group, of Boulder, Colorado.

         Bill Vogelhuber, Waterlink's President and Chief Executive Officer, commented, "The prospective sale of the Pure Water Division represents a significant step in the Company's strategic alternative process that was initiated in May 2000. The closing of this transaction would enable us to further reduce debt and to focus all of our attention on our remaining Specialty Products businesses. Although the signing of a letter of intent is a significant step in this process, we can give no assurance that a definitive agreement will actually be signed or that the deal will close."

         This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the availability of and ability to consummate alternative strategies and the reduction of debt. These forward-looking statements are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially. Such factors include, but are not limited to, economic and competitive pressures in certain market segments, improvement and timing of order intake and revenue growth, changes in operating costs, access to and cost of capital, negotiations with financial sources, unanticipated liabilities, changes in governmental regulation, overall world events and circumstances, and the success of the Company's exploration of strategic alternatives. Additional information on factors that could potentially affect the Company or its financial results may be found in the Company's filings with the Securities and Exchange Commission, including the sections entitled "Forward-Looking Statements" and "Risk Factors", beginning on page 16, of the Company's annual report on Form 10-K for its fiscal year ended September 30, 2001 and beginning on page 15 of the Company's quarterly report on Form 10-Q for its fiscal quarter ended December 31, 2001.

         Waterlink is an international provider of integrated water and air purification solutions for both industrial and municipal customers. Waterlink's executive offices are located in Columbus, Ohio, USA.



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         More information about Waterlink can be obtained on the internet at
www.waterlink.com, by e-mail inquiry to waterlink@waterlink.com, or by contacting Don Weidig, Waterlink, Inc., 835 North Cassady, Columbus, Ohio 43219 USA at 614-258-9501.



















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